UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2016

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                                           Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Committee on November 4, 2016 (the “Initial Form 8-K”), on November 3, 2016, Energy 11 Operating Company, LLC, a wholly owned subsidiary of Energy 11, L.P. (together, the “Partnership”), entered into an Exclusive Option Agreement (“Option Agreement”) with Kaiser-Whiting, LLC (“Kaiser-Whiting”), for the exclusive right and option (“Exclusive Option”) to purchase all issued and outstanding limited liability company interests of Kaiser-Whiting (“Transferred Interests”), resulting in the option to purchase an approximate 11% non-operated working interest in approximately 216 existing producing wells and approximately 257 future development locations in the Sanish field located in Mountrail County, North Dakota (collectively, the “Sanish Field Assets”). The Partnership initially paid $1.0 million in cash for the Exclusive Option.

On December 29, 2016, the Partnership provided written notice and funded the exercise payment (“Exercise Payment”) of $9.0 million to Kaiser-Whiting to exercise the Exclusive Option, pursuant to the Option Agreement. By exercising the Exclusive Option, the Partnership, Kaiser-Whiting and the owners of all the limited liability company interests of Kaiser-Whiting have the right to enter into the Interest Purchase Agreement (“Purchase Agreement”) and close on the purchase of the Transferred Interests on or before January 11, 2017 (“Closing Date”).

Pursuant to the Purchase Agreement, the purchase price for the Transferred Interests is $130.0 million. If all of the conditions to closing are met and a closing occurs, it is anticipated the purchase price will be funded by the application of the payments previously made ($10.0 million, collectively, the “Deposit”), payment of approximately $80.0 million in additional cash and delivery of a promissory note (“Note”) payable to the manager of Kaiser-Whiting in an original principal amount equal to $40.0 million. The Note would bear interest at 5% per annum and be payable no later than April 30, 2017 (“Maturity Date”). The Partnership would have the right to extend the Maturity Date up to October 31, 2017, subject to the Partnership’s compliance with certain conditions set forth in the Note. The final settlement purchase price would be subject to the customary post-closing adjustments, as defined and identified in the Purchase Agreement.

In the event the transaction does not close due to a breach by Kaiser-Whiting or if the aggregate value of any title defects and casualty losses exceeds 10% of the unadjusted initial purchase price, the Deposit will be refunded to the Partnership. If the Partnership does not perform under the contract as a result of our diligence review or breaches the Purchase Agreement, Kaiser-Whiting’s sole remedy against the Partnership is the retention of the Deposit.

The Partnership currently owns an approximate 11% non-operated working interest in the Sanish Field Assets, so if all conditions to closing are met under the Purchase Agreement, the Partnership’s working interest in the Sanish Field Assets would increase to approximately 22-23%. Whiting Petroleum Corporation (NYSE:WLL), a publicly traded oil and gas company, operates the Sanish Field Assets.

The description of the Option Agreement and the Purchase Agreement set forth above is qualified in its entirety by reference to the Partnership’s Initial Form 8-K, which includes the Option Agreement as Exhibit 2.1.

Item 8.01.  Other Events

Status of the Offering

In December 2016, the Partnership closed on the issuance of approximately 2,241,872 common units at $20.00 per common unit through its on-going best-efforts offering, representing gross proceeds to the Partnership of approximately $44.8 million and proceeds net of selling commissions and marketing expenses of approximately $42.1 million. As of December 29, 2016, the Partnership has completed the sale of a total of 14.6 million common units for total gross proceeds of $286.4 million and proceeds net of selling commissions and marketing expenses of $269.2 million. As of December 29, 2016, 85,680,195 units remain unsold.

Under the terms of the prospectus, the offering was set to expire upon the sooner of (1) the date all common units had been sold or (2) January 23, 2017, unless the offering was extended by the General Partner. In December 2016, the General Partner extended the offering for three additional months, as provided by the prospectus. As a result, the best-efforts offering will continue until all common units offered under the prospectus have been sold or until April 24, 2017, whichever occurs sooner.

Item 9.01.  Financial Statements and Exhibits

 (a)  Financial statements of business acquired

Kaiser-Whiting, LLC Audited Financial Statements as of December 31, 2015 and for each of the years in the three year period ended December 31, 2015 and Kaiser-Whiting, LLC Unaudited Financial Statements as of September 30, 2016 and 2015 and for the nine months ended September 30, 2016 and 2015 are filed as Exhibit 99.1 to this current report on Form 8-K/A and are incorporated by reference herein

 (b)  Pro forma financial information

Energy 11, L.P. Unaudited Pro Forma Condensed Combined Financial Statements as of and for the nine months ended September 30, 2016 and for the year ended December 31, 2015 are filed as Exhibit 99.2 to this current report on Form 8-K/A and are incorporated by reference herein

 (d)  Exhibits

Exhibit Number	Title of Document

2.1
Exclusive Option Agreement dated November 3, 2016 among Energy 11 Operating Company, LLC, Kaiser-Whiting, LLC, and Don P. Millican (incorporated by reference to the Partnership’s Form 8-K filed on November 4, 2016).

23.1	Consent of HoganTaylor LLP.
99.1
Audited Financial Statements of Kaiser-Whiting, LLC as of December 31, 2015 and for each of the years in the three year period ended December 31, 2015 and Unaudited Financial Statements as of September 30, 2016 and 2015 and for the nine months ended September 30, 2016 and 2015.

99.2	Unaudited Pro Forma Condensed Combined Financial Statements of Energy 11, L.P. as of and for the nine months ended September 30, 2016 and for the year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 5, 2017

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC